                                                                                        EXHIBIT 17.1

January 10, 2008

Scott D. Gallagher
Chairman and CEO US Biodefense, Inc.

Re:  Board Resignation

Dear Mr. Gallagher,

      Please accept my resignation from the Board of Directors of US Biodefense, Inc. effective January 10, 2008.

I wish you the best of luck in your endeavors to create sustainable stockholder value for the shareholders of US Biodefense, Inc.

Very truly yours,

/s/ David Chin
David Chin
Former Chairman and CEO